Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD'S NOVEMBER U.S. SALES IMPROVE VERSUS OCTOBER BUT LOWER THAN YEAR AGO

Ford Motor Company's U.S. sales totaled 201,711 in November, down 15 percent compared with a year ago.
November sales were 1 percent higher than October (up 5 percent at retail).
Combined sales for the Ford Fusion, Mercury Milan, and Lincoln Zephyr climb 34 percent compared with October.
Land Rover dealers report record November sales.
Ford announces first quarter 2006 North American production plan.

DEARBORN, Mich., December 1 - U.S. consumers purchased 201,711 new vehicles from Ford, Lincoln, Mercury, Jaguar, Land Rover and Volvo dealers in November, down 15 percent compared with a year ago. Car sales were down 7 percent and truck sales were down 18 percent.

November sales were 1 percent higher than October as sales to individual retail customers were up 5 percent. The month-to-month improvement reflects higher sales of the company's all-new mid-size sedans (Ford Fusion, Mercury Milan, and Lincoln Zephyr) as well as higher sales for Ford's F-Series truck.

"Recent economic data and higher November auto sales are encouraging," said Steve Lyons, Ford group vice president, North America Marketing, Sales and Service. "It suggests we're moving beyond the payback period following last summer's record sales. We expect December sales will show further improvement."

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In November, combined sales for Ford Fusion (5,337), Mercury Milan (1,874), and Lincoln Zephyr (1,652) were 34 percent higher than October.

Ford's F-Series truck posted November sales of 62,878, down 5 percent compared with a year ago, but up 16 percent versus October.

Sales of traditional sport utility vehicles, like Ford's Explorer, continued to experience sharply lower demand than a year ago, but sales were stable compared with October.

Land Rover dealers reported record November sales (up 18 percent) on the strength of its two new models - the LR3 and Range Rover Sport.

North American Production
The company plans to build 885,000 vehicles (320,000 cars and 565,000 trucks) in its North American assembly plants in the first quarter 2006. In the first quarter 2005, the company produced 908,000 vehicles (264,000 cars and 644,000 trucks).

In the fourth quarter of 2005, the company plans to build 790,000 vehicles (245,000 cars and 545,000 trucks), down 20,000 units (all trucks) from the previously announced plan.

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